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             RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                                 HIGHMARK FUNDS

      This Plan (the "Plan") constitutes the Restated Distribution and Shareholder Services Plan of HighMark Funds, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates solely to the Class A units of beneficial interest ("Class A Shares") of the Trust's investment portfolios identified on Schedule A hereto and as such may be amended from time to time (individually, a "Plan Fund").

      WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its future investors: and

      WHEREAS, the Board of Trustees, mindful of the requirements imposed by Rule 12b-1 under the 1940 Act, as determined to effect the Plan for the provision of distribution assistance with respect to the Class A Shares of each Plan Fund and for the provision of shareholder services with respect to the holders of the Class A Shares of each Plan Fund;

      NOW, THEREFORE, the Trust and SEI Investments Distribution Co. hereby agree as follows:

      SECTION 1. A Plan Fund shall pay out of the assets attributable to its Class A Shares a distribution fee to SEI Investments Distribution Co. (the "Distributor") at an annual rate equal to .25% of the average daily net assets of the Plan Fund's Class A Shares (the "Distribution Fee"). The Distributor may apply the Distribution Fee toward the following: (i) compensation for its services in connection with distribution assistance with respect to the Plan Fund's Class A Shares; (ii) payments to financial institutions and intermediaries (such as savings and loan associations, insurance companies, and investment counselors but not including banks), broker-dealers, and the Distributor's affiliates or subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance with respect to the Plan Fund's Class A Shares; (iii) or payments to banks, other financial institutions and intermediaries, broker-dealers, and the Distributor's affiliates or subsidiaries as compensation for services or reimbursement of expenses incurred with the provision of shareholder services to the holders of the Plan Fund's Class A Shares.

      SECTION 2. The Distribution Fee shall be accrued daily and payable monthly, and shall be paid by each Plan Fund to the Distributor irrespective of whether such fee exceeds the amounts paid (or payable) by the Distributor pursuant to Section 1.

      SECTION 3. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust written agreements ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a class of the Trust's shares of beneficial interest ("Shares") of one or more of the Plan Funds. Such Servicing Agreements shall require the

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Service Organizations to provide support services as set forth therein and as described in the Trust's applicable Prospectuses to their customers who own of record or beneficially Shares in consideration for fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of .25% of the average daily net asset value of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer (including the Distributor) or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Trust with respect to Shares of a particular Plan Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Plan Fund.

      SECTION 4. The Plan shall not take effect with respect to a Plan Fund until it has been approved by a vote of at least a majority of the Plan Fund's Shares.

      SECTION 5. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12 (b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

      SECTION 6. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 5 herein for the approval of this Plan.

      SECTION 7. Any person authorized to direct the disposition of monies paid or payable by a Plan Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      SECTION 8. This Plan may be terminated with respect to a Plan Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the Plan Fund's outstanding Shares.

      SECTION 9. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

      A. That such agreement may be terminated at any time with respect to a Plan Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the Shares of such Plan Fund subject to the agreement, on not more than 60 days' written notice; and

      B. That such agreement shall terminate automatically in the event of its assignment.

      SECTION 10. This Plan may not be amended to increase materially the amount of the

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Distribution Fee with respect to a Plan Fund without approval in the manner provided in

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Sections 5 and 6 hereof, and all material amendments to the Plan with respect to a Plan Fund shall be approved in the manner provided for approval of the Plan in
Section 5.

      SECTION 11. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

                              HIGHMARK FUNDS


                              BY: ___________________

                              TITLE: _________________



                              SEI INVESTMENTS DISTRIBUTION CO.


                              BY: ________________________

                              TITLE: ______________________








Adopted June 17, 1998.






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    Schedule A to the Restated Distribution and Shareholder Services Plan
                          between HighMark Funds and
                        SEI Investments Distribution Co.
                            Dated as of June 17, 1998


NAME OF FUND

Diversified Money Market Fund
U.S. Government Money Market Fund
100% U.S. Treasury Money Market Fund
California Tax-Free Money Market Fund
Income Equity Fund
Value Momentum Fund
Emerging Growth Fund
Intermediate-Term Bond Fund
Government Securities Fund
Convertible Securities Fund
Blue Chip Growth Fund
International Equity Fund
Bond Fund Balanced Fund
Growth Fund
California Intermediate Tax-Free Bond Fund
Small-Cap Value Fund




                              HIGHMARK FUNDS

                              By: _________________

                              Title: ________________


                              SEI INVESTMENTS DISTRIBUTION CO.

                              By: ____________________________

                              Title: ___________________________


                                       A-1